                    SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                       (Amendment No.   )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

 [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))
 [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to 14a-11(c) or 14a-12

                 DILLARD DEPARTMENT STORES, INC.
        (Name of Registrant as Specified In Its Charter)
                 DILLARD DEPARTMENT STORES, INC.
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

 [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
 [ ] $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title or each class of securities to which transaction applies:


     2) Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


     4)   Proposed maximum aggregate value of transaction:


     5)   Total fee paid:


 [ ] Fee paid previously with preliminary materials.


 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:


     2)   Form, Schedule or Registration Statement No.:


     3)   Filing Party:


     4)   Date Filed:

                                DILLARD
                            DEPARTMENT STORES
                             PROXY STATEMENT





                     DILLARD DEPARTMENT STORES, INC.
                         POST OFFICE BOX 486
                      LITTLE ROCK, ARKANSAS 72203

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD May 18, 1996

                          PROXY STATEMENT

DILLARD DEPARTMENT STORES, INC.
POST OFFICE BOX 486
LITTLE ROCK, ARKANSAS 72203



TO THE HOLDERS OF CLASS A AND              Little Rock, Arkansas
CLASS B COMMON STOCK:                        April 18, 1996

    Notice is hereby given that the annual meeting of Stockholders of Dillard Department Stores, Inc., will be held at the Board Room of the First Commercial Bank Building, Capitol and Broadway, Little Rock, Arkansas on Saturday, May 18, 1996, at 9:30 a.m. for the following purposes:

    1. To elect 15 Directors of the Company (five Directors to represent Class A Stockholders and 10 Directors to represent Class B Stockholders).

    2.   To consider and act upon a Stockholder proposal.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 29, 1996, will be entitled to notice of, and to vote at, the meeting.

    Your participation in the meeting is earnestly solicited. If you do not expect to be present in person at the meeting, please sign, date, and fill in the enclosed Proxy and return it by mail in the enclosed envelope to which no postage need be affixed if mailed in the United States of America.


                              By Order of the Board of Directors



                              JAMES E. DARR, JR.
                              Secretary

                          DILLARD DEPARTMENT STORES, INC.
                               POST OFFICE BOX 486
                           LITTLE ROCK, ARKANSAS 72203
                             Telephone (501) 376-5200

                                 April 18, 1996

                                PROXY STATEMENT

    The enclosed Proxy is solicited by and on behalf of the management of Dillard Department Stores, Inc. (the "Company"), a Delaware corporation, for use at the annual meeting of stockholders to be held on Saturday, May 18, 1996, at 9:30 a.m. at the Board Room of the First Commercial Bank Building, Capitol and Broadway, Little Rock, Arkansas, or at any adjournment or adjournments thereof.

    Any stockholder giving a Proxy has the power to revoke it, at any time before it is voted, by written revocation delivered to the Secretary of the Company. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein.

    If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the meeting to be held on May 18, 1996, or any adjournment or adjournments thereof.

    The cost of soliciting Proxies will be borne by the Company. The Company will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of the Company may solicit Proxies by telephone, telegraph and personally. These persons will receive no compensation other than their regular salaries. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. The fees of such firm are not expected to exceed $6,500.


                 OUTSTANDING STOCK; VOTING RIGHTS;
                    VOTE REQUIRED FOR APPROVAL

     The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 29, 1996, will be entitled to notice of, and to vote at, the meeting. At that date, there were 109,270,507 shares of Class A Common Stock outstanding and 4,016,929 shares of Class B Common Stock outstanding.

     Each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote on the matters presented at the meeting for each share standing in his name except that the holders of Class A Common Stock are empowered as a class to elect one-third of the Directors and the holders of Class B Common Stock are empowered as a class to elect two-thirds of the Directors. Nominees for Director of each class, to be elected, must receive a plurality of the votes cast within that class. Cumulative voting for Directors is not permitted. Approval of the Stockholder proposal requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote. If shares are held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter, but such shares will be counted with respect to determining whether a quorum is present. Abstentions will not be counted as votes cast and with respect to the Stockholder proposal will have the effect of a vote against such proposal.

     The last date for the acceptance of Proxies by management is the close of business on May 17, 1996, and no Proxy received after that date will be voted by management at the meeting.

                   PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth certain information regarding persons who beneficially owned five percent (5%) or more of a class of the Company's outstanding voting securities at the close of business on February 3, 1996.

                                                      No. of       Percent
Name and Address                      Class        Shares Owned   of Class(1)

Ark Asset Management Co., Inc.        Class A      5,762,060 (2)       5.3%
One New York Plaza
New York, New York 10004

FMR Corp.                             Class A      7,062,141 (2)       6.5%
82 Devonshire Street
Boston, Massachusetts 02109

The Prudential Insurance Company      Class A      5,545,307 (2)       5.1%
of America
Prudential Plaza
Newark, New Jersey 07102

W.D. Company, Inc. (3)                Class A         41,496            *
Little Rock, Arkansas 72203           Class B      3,985,776          99.2%

*Denotes less than 0.1%

(1) At February 3, 1996, there were a total of 109,070,691 shares of the Company's Class A Common Stock and 4,016,929 shares of the Company's Class B Common Stock outstanding.

(2) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.
(3) William Dillard, Chairman of the Board of Directors of the Company; William Dillard, II, President; Alex Dillard, Executive Vice President; and Mike Dillard, Executive Vice President are officers and directors of W.D. Company, Inc. and own 21.3%, 25.1%, 23.3% and 22.0%, respectively, of the outstanding voting stock of W.D. Company, Inc.


                          ELECTION OF DIRECTORS

    Five Directors representing Class A Stockholders and 10 Directors representing Class B Stockholders are to be elected by the Class A Stockholders and the Class B Stockholders, respectively, at the annual meeting for a term of one year and until the election and qualification of their successors. The Proxies solicited hereby will be voted "FOR" the election as Directors of the 15 persons hereinafter identified under "Nominees for Election as Directors" if not specified otherwise. Management does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes. Management has no reason to believe that any substitute nominee will be required.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE 15 PERSONS HEREINAFTER IDENTIFIED.


NOMINEES FOR ELECTION AS DIRECTORS

    The following table briefly indicates the principal occupation of each nominee, the approximate number of shares of Class A and Class B Common Stock of the Company beneficially owned by each nominee as of February 3, 1996, and the year each nominee first was elected as a Director. The table also indicates the approximate number of shares of Class A and Class B Common Stock of the Company beneficially owned by the executive officers named under "Compensation of Directors and Executive Officers" and the number of shares beneficially owned by the directors and executive officers, as a group, as of February 3, 1996.

                                                         Shares of Common
                                                           Stock Beneficially
                           Principal        Director       Owned as of         Percent
Name                    Age  Occupation        Since         2/03/96 (1)       of Class

William Dillard         81   Chairman of the    1964  Class A     777,209  (3)      .7%
(b)(2)                       Board and Chief          Class B   3,985,776  (3)    99.2%
                             Executive Officer
                             of the Company

Calvin N. Clyde, Jr.    75   Chairman of the    1985  Class A       8,887          *
(b)                          Board, T. B. Butler      Class B        None
                             Publishing Co., Inc.,
                             Tyler, TX

Robert C. Connor        54   Investments        1987  Class A      13,033  (4)     *
(a)                                                   Class B        None

Drue Corbusier          49   Vice President     1994  Class A     284,258  (5)      .3%
(b)                          of the Company           Class B        None

Will D. Davis           66   Partner,           1972  Class A      11,040          *
(a)                          Heath, Davis & McCalla,  Class B        None
                             Attorneys, Austin, TX

Alex Dillard            46   Executive          1975  Class A     837,305  (3)      .8%
(b)(2)                       Vice President           Class B   3,985,776  (3)    99.2%
                             of the Company

Mike Dillard            44   Executive          1976  Class A     734,360  (3)      .7%
(b)(2)                       Vice President           Class B   3,985,776  (3)    99.2%
                             of the Company

William Dillard, II     51   President and      1967  Class A     983,436  (3)      .9%
(b)(2)                       Chief Operating          Class B   3,985,776  (3)    99.2%
                             Officer of the Company

James I. Freeman        46   Senior Vice        1991  Class A     218,163  (6)      .2%
(b)                          President and            Class B        None
                             Chief Financial
                             Officer of the
                             Company

John Paul Hammerschmidt 73   Retired Member    1992   Class A        None
(a)                          of Congress              Class B        None

William B. Harrison, Jr.52   Vice Chairman,    1985   Class A       6,0000 (7)     *
(a)                          Chemical Banking         Class B        None
                             Corporation,
                             New York, NY

J.M. Hessels            53   Chairman,         1990   Class A        None
(a)                          Executive Board,         Class B        None
                             Vendex International
                             N.V. (Retail) Amsterdam,
                             The Netherlands

John H. Johnson         78   President         1986   Class A       3,000  (8)     *
(b)                          and Publisher,           Class B        None
                             Johnson Publishing
                             Company, Inc.,
                             Chicago, IL

E. Ray Kemp             71   Retired Vice      1970   Class A     149,904  (9)      .1%
(b)                          Chairman of the          Class B        None
                             Board and Chief
                             Administrative
                             Officer of the
                             Company

William H. Sutton       65   Managing          1994   Class A       1,000          *
(b)                          Partner,                 Class B        None
                             Friday, Eldredge
                             & Clark, Attorneys
                             Little Rock, AR

All Nominees and Executive                            Class A   5,252,207 (10)(11) 4.7%
Officers as a Group (a total                          Class B   3,985,776 (10)    99.2%
of 25 persons)

(a)  Class A Director
(b)  Class B Director
*Denotes less than 0.1%

(1)  Based on information furnished by the respective individuals.
(2) William Dillard is a director and officer of W. D. Company, Inc. and owns 21.3% of the outstanding voting stock of such company. William Dillard, II, Alex Dillard and Mike Dillard are sons of William Dillard and are directors and officers of W. D. Company, Inc. and own 25.1%, 23.3% and 22.0%, respectively, of the outstanding voting stock of such company.
(3) Includes 41,496 shares of Class A Common Stock and 3,985,776 shares of Class B Common Stock owned by W. D. Company, Inc., in which shares William Dillard, William Dillard, II, Alex Dillard and Mike Dillard are each deemed to have a beneficial interest due to their respective relationships with W. D. Company, Inc. See "Principal Holders of Voting Securities." William Dillard and his wife individually own 313,456 and 2,772 shares, respectively, of Class A Common Stock; he has sole voting power with respect to 19,485 shares held in trust for three minor children and has the right to acquire beneficial ownership of 400,000 shares pursuant to currently exercisable options granted under Company stock option plans. William Dillard, II individually owns 525,364 shares of Class A Common Stock and has the right to acquire beneficial ownership of 409,576 shares pursuant to currently exercisable options granted under Company stock option plans. Alex Dillard and his wife individually own 350,222 and 36,011 shares, respectively, of Class A Common Stock, and he has the right to acquire beneficial ownership of 409,576 shares pursuant to currently exercisable options granted under Company stock option plans. Mike Dillard individually owns 259,738 shares of Class A Common Stock, has sole voting power with respect to 23,550 shares held in trust for three minor children and has the right to acquire beneficial ownership of 409,576 shares pursuant to currently exercisable options granted under Company stock option plans.
(4) Includes 24 shares held in trust for a minor child, with respect to which Robert C. Connor has sole voting power, and nine shares owned by his wife.
(5) Drue Corbusier and her husband individually own 125,839 and 14,400 shares, respectively, of Class A Common Stock, and she has the right to acquire beneficial ownership of 144,019 shares pursuant to currently exercisable options granted under Company stock option plans.
(6) James I. Freeman individually owns 46,019 shares, has sole voting power with respect to 12,000 shares held in trust for three minor children and has the right to acquire beneficial ownership of 160,144 shares pursuant to currently exercisable options granted under Company stock option plans.
(7)  Includes 3,300 shares owned by his wife.
(8)  These shares are held by Johnson Publishing Company, Inc., of which John
H. Johnson is President and Publisher.
(9) E. Ray Kemp and his wife individually own 58,470 and 68,484 shares, respectively, of Class A Common Stock, and he has sole voting power with respect to 22,950 shares held in trust for two minor children.
(10) The shares in which William Dillard, William Dillard, II, Alex Dillard and Mike Dillard are deemed to have a beneficial interest due to their respective relationships with W. D. Company, Inc. have been included in this computation only once and were not aggregated for such purpose.

(11) Includes the right to acquire beneficial ownership of 2,886,307 shares pursuant to currently exercisable options granted under Company stock option plans.

     The following nominees for director also hold directorships in the designated companies:

Name                   Director of

William Dillard          DeBartolo Realty Group
William Dillard, II      Acxiom Corporation, Barnes & Noble, Inc., and Simon
                         Property Group, Inc.
John Paul Hammerschmidt  Southwestern Energy Co.
William B. Harrison, Jr. Chemical Banking Corporation, Freeport-McMoran
                         Inc., Freeport-McMoran Copper and Gold, Inc., and
                         McMoran Oil and Gas Co.
J. M. Hessels            Barnes & Noble, Inc. and Neostar Retail Group, Inc.

    The business association of the nominees as shown in the table under "Nominees for Election as Directors" has been continued for more than five years, with the exception of Robert C. Connor, who prior to 1993 was President of Union National Bank of Arkansas, which was merged with Worthen Banking Corporation, which subsequently was acquired by Boatmen's Bancshares, Inc. E. Ray Kemp's retirement was effective in March, 1992. Each nominee for Director was elected to the Board of Directors at the annual meeting of stockholders held May 20, 1995.

    The Board of Directors met four times during the last 12 months, on May 20, August 12, and November 11, 1995, and March 2, 1996.

    Audit Committee members are John Paul Hammerschmidt, Chairman; E. Ray Kemp; and William H. Sutton. The Audit Committee held three meetings during the year.

   Executive Compensation Committee members are Calvin N. Clyde, Jr.; Robert
C. Connor; and Will D. Davis, Chairman. The Executive Compensation Committee held two meetings during the year.

   Stock Option Committee members are Calvin N. Clyde, Jr., Chairman; William
B. Harrison, Jr.; and John H. Johnson. The Stock Option Committee held two meetings during the year.

    Each of the following nominees for Director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors and
(2) the total number of meetings held by all committees of the board on which he served: William B. Harrison, Jr. and J.M. Hessels.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
    Cash and Other Compensation

    The following table sets forth, for the fiscal years indicated, the cash and other compensation provided by the Company and its subsidiaries to the Chief Executive Officer and each of the four most highly compensated executive officers (the "named executive officers") of the Company in all capacities in which they served.

                             Summary Compensation Table

                                                                                        Long Term Compensation
                              Annual Compensation                                       Awards         Payouts
    (a)                  (b)      (c)        (d)          (e)           (f)                (g)           (h)           (i)
Name and Principal                                    Other Annual   Restricted         Securities      LTIP          All Other
Position                 Year    Salary($)  Bonus($)  Compensation($) Stock Award(s)($) Underlying     Payouts ($)  Compensation
                                                                                        Options/SARs(#)               ($)(1)

William Dillard          1995   $885,000  $  660,000        -              -             150,000          -           $190,245
Chairman of the Board    1994    860,000   1,040,000        -              -             150,000          -            173,313
and Chief Executive      1993    835,000   1,135,000        -              -             100,000          -            114,013
Officer

William Dillard, II      1995    585,000     660,000        -              -             150,000          -            188,520
President and Chief      1994    560,000   1,040,000        -              -             150,000          -            152,305
Operating Officer        1993    535,000   1,135,000        -              -             100,000          -             80,500

Alex Dillard             1995    495,000     660,000        -              -             150,000          -            176,970
Executive Vice           1994    470,000   1,040,000        -              -             150,000          -            164,187
President                1993    445,000   1,135,000        -              -             100,000          -             70,600

Mike Dillard             1995    445,000     440,000        -              -             150,000          -            134,950
Executive Vice           1994    425,000     695,000        -              -             150,000          -            106,132
President                1993    405,000     755,000        -              -             100,000          -             61,250

James I. Freeman         1995    395,000     135,000        -              -              60,000          -             65,650
Senior Vice President    1994    380,000     205,000        -              -              60,000          -             53,640
and Chief Financial      1993    365,000     220,000        -              -              50,000          -             46,125
Officer

(1) Amounts represent the Company's defined contributions for the benefit of the named executive officers pursuant to its Retirement Plan.

Stock Option Grants

    The following table sets forth information concerning stock options granted under the Company's 1990 Stock Option Plan to the named executive officers:

                     Option/SAR Grants in Last Fiscal Year
                   Individual Grants                                            Potential Realizable
                                                                                   Value at Assumed
                                                                                    Annual Rates of
                                                                                        Stock Price
                                                                                     Appreciation for
                                                                                       Option Term
 (a)                      (b)               (c)           (d)           (e)          (f)        (g)
 Name                  Number of         % of Total   Exercise or   Expiration     5%($)       10% ($)
                 Securities Underlying   Options/SARs   Base Price     Date
                   Options/SARs           Granted to     ($/Sh)
                    Granted (#) (1)      Employees in
                                          Fiscal Year

William Dillard        150,000              7.5%          $27.25     5/20/2002   $2,238,300  $5,360,550
William Dillard, II    150,000              7.5%          $27.25     5/20/2002    2,238,300   5,360,550
Alex Dillard           150,000              7.5%          $27.25     5/20/2002    2,238,300   5,360,550
Mike Dillard           150,000              7.5%          $27.25     5/20/2002    2,238,300   5,360,550
James I.  Freeman       60,000              3.0%          $27.25     5/20/2002      895,320   2,144,220

(1) These options are exercisable on or after May 20, 1997. If payment for shares upon exercise of any of these options is made with shares of the Company's common stock owned by the optionee, the optionee shall be granted on that date an option ("Reload Option") to purchase a number of shares equal to the number of shares tendered to the Company. The exercise price of the Reload Option shall be the fair market price of the Company's common stock on the Reload Option grant date, and the expiration date of the Reload Option shall be the same as that of the original option.


Stock Option Exercises and Holdings

    The following table sets forth information concerning stock options exercised during the last fiscal year and stock options held as of the end of the last fiscal year by the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

  (a)               (b)              (c)                    (d)                      (e)
 Name          Shares Acquired   Value Realized ($)  Number of Securities       Value of Unexercised
               on Exercise (#)                            Underlying           In-the-Money Options/
                                                     Unexercised Options/       SARs at FY-End ($)(1)
                                                      SARs at FY-End (#)
                                                 Exercisable   Unexercisable  Exercisable    Unexercisable
William Dillard      0               $0             400,000       150,000          $0           $356,250

William Dillard, II  0                0             409,576       150,000           0            356,250

Alex Dillard         0                0             409,576       150,000           0            356,250

Mike Dillard         0                0             409,576       150,000           0            356,200

James I. Freeman     0                0             160,144        60,000           0            142,500

(1) Represents the amount by which the market price at fiscal year end of the shares underlying unexercised options exceeds the exercise price for such shares.

Pension Plan

    The following table shows the estimated annual benefits payable pursuant to the Company's pension plan to persons in specified compensation and years of service categories upon retirement.
Pension Plan Table


                        Years of Service

Remuneration   15        20        25       30        35

     300,000    67,500    92,066   117,066   142,066   167,066
     350,000    79,566   108,733   137,900   167,066   196,233
     400,000    92,066   125,400   158,733   192,066   225,400
     450,000   104,566   142,066   179,566   217,066   254,567
     500,000   117,066   158,733   200,400   242,067   283,733
     550,000   129,566   175,400   221,233   267,067   312,900
     600,000   142,066   192,066   242,067   292,067   342,067
     650,000   154,566   208,733   262,900   317,067   371,233

     A participant's compensation covered by the Company's pension plan is his average salary (as reported in the Summary Compensation Table) for the last five years of his employment with the Company. The credited years of service for each of the named executive officers is as follows: William Dillard, 0 years; William Dillard, II, 26 years; Alex Dillard, 23 years; Mike Dillard, 23 years; and James I. Freeman, 7 years. Benefits shown are computed as a single life annuity with five years term certain beginning at age 65 and are not subject to deduction for social security or other offset amounts.

Compensation of Directors

     Directors who are not officers of the Company each receive an annual retainer of $27,500, $1,250 for attendance at each board meeting, $250 for each committee meeting, and actual travel expenses.

Retirement Contract

     The Company has entered into a retirement contract with William Dillard, Chairman of the Board, providing for voluntary retirement upon 90 days notice. Mr. Dillard will receive annual retirement compensation equal to 50% of the average of his last five years total annual compensation from the Company. Such retirement compensation shall be adjusted every three years based on the Consumer Price Index. The payments will be continued in the event of disability, and will be paid to Mr. Dillard's wife for life upon his death.

Compensation Committee Interlocks and Insider Participation

     The Company's Executive Compensation Committee is composed of Calvin N. Clyde, Jr.; Robert C. Connor; and Will D. Davis. Mr. Davis is a partner of the law firm Heath, Davis & McCalla, which is retained by the Company for legal services.

Report of Executive Compensation Committee

   The following report addressing the Company's compensation policies for executive officers for fiscal 1995 is submitted by the Executive Compensation Committee of the Board of Directors.

General

     The Executive Compensation Committee, which is composed of independent directors who are not employees of the Company, establishes policies relating to the compensation of employees and oversees the administration of the Company's employee benefit plans. The compensation program of the Company has been designed (1) to provide compensation opportunities that are equivalent to those offered by comparable companies, thereby allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success, (2) to motivate key senior officers by rewarding them for attainment of profitability of the Company, and (3) to align the interests of executives with the long-term interests of stockholders by awarding stock options to executives as part of the compensation provided to them.

    In order to develop a competitive compensation package for the executive officers of the Company, the Executive Compensation Committee compares the Company's compensation package with those of a comparison group. The comparison group is composed of department stores, specialty stores and other public companies that were family-founded and continue to be family-managed. Not all of the companies in the comparison group are included in the Standard & Poor's Department Store Index. The Executive Compensation Committee believes that the companies in the comparison group are comparable to Dillard in management style and management culture. Although the Executive Compensation Committee has made these comparisons, it also has taken into account that as the Company has grown in size, the number of senior executives has not grown proportionately, so that the number of senior executives retained by the Company is lower than the number of senior executives at other companies of similar size.

     Currently, the Company's compensation program consists of salary, annual cash performance bonus based on the profitability of the Company, and long-term incentive opportunities in the form of stock options. The compensation program is focused both on short-term and long-term performance of the Company, rewarding executives for both achievement of profitability and growth in stockholder value.

Salary

    Each year the Executive Compensation Committee makes a recommendation to the Board establishing the salary for all executive officers. Such salary recommendations are made at the discretion of the Executive Compensation Committee and are not specifically related to any company performance criteria as are both the cash performance bonus and stock option portions of the compensation program, which are discussed below. The Executive Compensation Committee does, however, base any increase in salary recommendations on target salaries based on a regression analysis of salaries paid versus total revenues for the comparison group. For fiscal 1995, the salary recommendations made by the Executive Compensation Committee were slightly below the target salaries produced by this analysis.

Cash Performance Bonus

    Cash performance bonuses may be paid annually to senior management. For bonuses to be paid, however, the Company must have income before federal and state income taxes ("pre-tax income") for the fiscal year. The Executive Compensation Committee, within ninety (90) days after the start of a fiscal year, designates those individuals in senior management eligible to receive a cash performance bonus. Bonuses are paid at the conclusion of a fiscal year from a bonus pool which is equal to one and one-half percent (1-1/2%) of the Company's pre-tax income plus three and one-half (3-1/2%) of the increase in pre-tax income over the prior fiscal year. When the Executive Compensation Committee designates the individuals eligible to participate in the cash performance bonus program, it also designates the percent of the bonus pool each individual will be entitled to receive. The Executive Compensation Committee retains at all times the authority to adjust downward the amount of bonus any individual may receive pursuant to the above-described formula. For fiscal 1995, the Company experienced a pre-tax income of $269,653,000 and no increase in pre-tax income over the prior fiscal year.

    The Executive Compensation Committee made a decision to adjust downward by approximately $1,300,000 the amount of bonus which the named executive officers would receive for fiscal 1995 pursuant to the cash performance bonus program.

Stock Options

    Stock option grants under the Company's 1990 incentive and Non-Qualified Stock Option Plan are utilized by the Company for long-term incentive compensation for executive officers. For fiscal 1995, the Stock Option Committee utilized a formula for determining the number of stock options granted to executive officers. Under such formula, each named executive officer in the Summary Compensation Table received a grant covering a number of shares approximately equal to ten percent (10%) of the officer's total compensation for the previous fiscal year. Because the cash bonus portion of an individual's total compensation is tied directly to the Company's pre-tax income for the fiscal year plus the increase in pre-tax income over the prior fiscal year, the stock option portion of the Company's compensation program is partially tied to Company performance. The exercise price for the options granted is one hundred percent (100%) of the fair market value of the shares underlying such options on the date of grant. The stock options are exercisable on or after May 20, 1997. When making option grants, the Stock Option Committee does not consider the number of options already held by an executive officer.

    As discussed in previous Executive Compensation Committee Reports, the Omnibus Budget Reconciliation Act of 1993 prevents public corporations from deducting as a business expense that portion of the compensation paid to the five named executive officers in the Summary Compensation Table that exceeds $1 million. This deduction limit does not apply to "performance-based compensation." The Executive Compensation Committee believes that the necessary steps have been taken to qualify as performance-based compensation the compensation paid under the cash performance bonus and stock option portions of the Company's compensation program.

Chief Executive Officer

  In setting the Chief Executive Officer's compensation, the Executive Compensation Committee makes the same determination with regard to salary, cash performance bonus and stock options as discussed above for the other named executive officers. For fiscal 1995, the increase in the Chief Executive Officer's salary over the prior fiscal year resulted in a salary slightly lower than the target salary produced by the regression analysis discussed above. When targeting the Chief Executive Officer's salary, and when establishing the portion of the bonus pool to which the Chief Executive Officer would be entitled, the Executive Compensation Committee took into account the Chief Executive Officer's contribution and leadership as well as his vision in founding the Company.

Calvin N. Clyde, Jr.
Robert C. Connor
Will D. Davis, Chairman

Company Performance

     The graph below compares for each of the last five fiscal years the cumulative total returns on the Company's Class A Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Department Stores Index. The cumulative total return on the Company's Class A Common Stock assumes $100 invested in such stock on February 1, 1991 and assumes reinvestment of dividends.

     The following table is submitted in lieu of the required graph.

                                             1991    1992     1993     1994    1995

Dillard Department Stores, Inc.           $137.48  $163.96  $120.29  $ 88.32  $ 97.13

Standard & Poor's 500 Index                122.69   135.67   153.14   153.96   213.48

Standard & Poor's Department Stores Index  119.92   133.88   153.50   136.07   162.51



              CERTAIN RELATIONSHIPS AND TRANSACTIONS

    William Dillard, II, Drue Corbusier, Alex Dillard and Mike Dillard are children of William Dillard.

    Mr. William B. Harrison, Jr. is Vice Chairman of Chemical Banking Corporation, New York, New York. Chemical Bank, a subsidiary of Chemical Banking Corporation, acts as Agent under two Credit Agreements which make funds available to the Company and the Company's wholly-owned subsidiary, Dillard Investment Co., Inc. ("DIC"), in the aggregate amount of $500,000,000. Twenty-eight other banks participate under the Credit Agreements, with such participation's totaling 90%. Neither the Company nor DIC made any borrowings under the Credit Agreements during the past fiscal year.

    Mr. William H. Sutton is Managing Partner of the law firm Friday, Eldredge & Clark, which is retained by the Company for legal services.

    In the transactions disclosed above, the terms were arranged in the ordinary course of business, on substantially the same terms as those prevailing generally in comparable transactions with unrelated persons, and involved no special benefit to the related persons or unfavorable features to the Company.

               SECTION 16(a) REPORTING DELINQUENCIES

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Class A Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of stock of the Company.

    To the Company's knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended February 3, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except as follows: one report, covering one transaction, was filed late by Roy J. Grimes.


                        STOCKHOLDER PROPOSAL

    The School Sisters of St. Francis - U.S. Province, 1515 S. Layton Blvd., Milwaukee, WI 53251, owners of 50 shares of Class A Common Stock, have indicated that they intend to propose the following resolution for action at the meeting:

     "Be it resolved: A report shall be prepared at reasonable cost, by September, 1996, excluding confidential information and shall focus on the following areas:

     1. A copy of the consolidated EEO-1 report for 1993, 1994, 1995 available to shareholders upon request.

     2. Report the number of discrimination complaints and lawsuits concerning race, gender and the physically challenged. The cost to the Company and shareholders from discrimination lawsuits and alternatives to resolve the issue.

     3. Report any federal audit, corporate management review, and letter of compliance with corrective measures enacted to protect the Company's government contracts and legal penalties.

     4. Report to shareholders on the race, ethnicity and gender among top management.

     5. A description of any policies and programs utilizing the purchase of goods and services from minority- and/or female-owned business enterprises."

     The following statement was submitted in support of such resolution:

Supporting Statement

    "In 1994 corporations spent more than $2.2 billion on legal fees and related discrimination settlements. The Equal Employment Opportunity Commission (EEOC) reported that over 155,000 discrimination complaints were filed in 1994. The high cost of legal expenses, the potential loss of government contracts and the financial consequences of a damaged corporate image from discrimination allegations is placing this issue high upon a priority list for shareholders. Companies must better reflect the market-place, the customer, trading partners, and the diverse workforce through all levels of its organization.

    CEOs from 28 major companies have cited changing demographics of the labor force, the diverse national consumer market, and rapid globalization of the marketplace as reasons for expanding diversity. Over 100 major employers publicly report on work diversity and EEO-1 information. Corporate publications available to their shareholders such as: Capital Cities/ABC's Commitment Report for shareholders, Kmart Corporation's Reflections of America, U.S. Air's Affirming Workplace Diversity, Amoco's Diverse Work Force and Sears' Corporate Responsibility Report, just to name a few, are disclosing EEO statistics for public review.

    Many California corporations provide this data voluntarily, including all of the regulated utilities and most of the major banks. Southern California Edison, for example, has informed the Glass Ceiling Commission that it supports public reporting of this kind.

    The bi-partisan Glass Ceiling Committee was established to study and make recommendations on the Glass Ceiling by 1995. Concerned investors have closely watched the development of this study. Secretary of Labor, Robert Reich and a 21 member Glass Ceiling Commission released a report called "Good for Business: Making Full Use of The Nation's Human Capital." This report is an important analysis for shareholders because it shows that in the U.S. we select from less than 1/2 the total talent in our workforce. For example women and minorities who represent over 57% of the workforce represent only 3% of the executive management positions. This is a serious deficiency in our ability to select the most talented people for our top management positions. It affects our competitive position if we stifle this gifted portion of our workforce.

    Through this resolution we are asking the Company to report to shareholders the progress we have made and the obstacles we still have to overcome."

THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

    The Company firmly supports and believes it is in full compliance with federal and state employment opportunity laws. Your Board of Directors supports management's policy of recruiting, hiring, training and promoting the most qualified individuals available at each job level without regard to race, color, religion, sex, national origin, age, handicap or veteran status. The Company's employment statistics as well as its record of vindication in the defense of employment litigation provide clear evidence of management's commitment to this policy.

    Your Board of Directors further supports the Company's policy of selecting vendors and suppliers based on the quality and value of their products to our customers, as well as their reliability in past dealings with the Company. Your Board feels this policy is in the best interest of the shareholders and that a further statement to shareholders of this policy is unnecessary.

    The Board of Directors does not believe that the public dissemination of reports that contain sensitive information protected from public disclosure by federal law promotes the ends of social equality and equal opportunity in any meaningful way. The Company compiles and files federally mandated statistical reports regarding employment practices at significant time and expense to the Company. While the information in these reports in fact illustrates the Company's commitment to equal opportunity, the compilation and dissemination of these reports, of themselves, would do nothing to promote this commitment. Additional reports, as requested by the proponents, would increase the Company's expenditures, and will not assist management in providing a workplace where each individual is judged fairly according to his or her efforts and abilities.

    The information that the proponents seek is sensitive and potentially susceptible to misinterpretation by persons who may, for whatever reason, be interested in distracting management or initiating unfounded legal action. In fact, the requested reporting could provide unsophisticated activist groups with the false impression of statistical underutilization and encourage them to harass management or to initiate baseless legal actions. The results may prove costly to the Company and distracting to management.

    The Company strives to respond meaningfully to all legitimate shareholder concerns. To this end, management has continued a dialogue with respect to this shareholder proposal. The open communication of information about relevant Company policies and procedures between senior executives and concerned shareholders has been and will continue to be fruitful and enlightening. Although the Company may be in agreement and compliance with the ultimate objectives of the shareholder proponents in many respects, the Directors of the Company do not believe it is in the shareholders' best interest to increase the burdens already placed on management or expose the Company to potentially costly litigation by requiring the preparation and dissemination of the requested reports.

THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                            OTHER MATTERS

    Management of the Company knows of no other matters that may come before the meeting. However, if any matters other than those referred to herein should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their judgment.

            STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Company's annual meeting of stockholders in 1997 must be received by the Company at its principal executive offices not later than December 19, 1996 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

                              ANNUAL REPORTS

     The Company's annual report for the fiscal year ended February 3, 1996 is being mailed with this Proxy Statement but is not to be considered as a part hereof.

                       INDEPENDENT PUBLIC ACCOUNTANTS

     A representative of Deloitte & Touche LLP, the Company's independent public accountants for fiscal year 1995 and the current year, will be present at the meeting, will have the opportunity to make a statement, and also will be available to respond to appropriate questions.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER WHOSE PROXY IS SOLICITED UPON WRITTEN REQUEST TO:

               DILLARD DEPARTMENT STORES, INC.
               Post Office Box 486
               Little Rock, Arkansas  72203
               Attention:  James E. Darr, Jr., Secretary
                              By Order of the Board of Directors

                              JAMES E. DARR, JR.
                              Secretary

Dillard Department Stores, Inc.
Post Office Box 486
Little Rock, Arkansas  72203
Telephone No. (501) 376-5200

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints William Dillard and James E. Darr, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Class A Common Stock of Dillard Department Stores, Inc., held of record by the undersigned on March 29, 1996, at the annual meeting of stockholders to be held on May 18, 1996, or any adjournment thereof.

1. ELECTION OF DIRECTORS.
 FOR all Class A nominees listed below         WITHHOLD AUTHORITY
 (except as marked to the contrary below) [ ]  to vote for all Class A nominees [ ]

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL
NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Class A Nominees

Robert C. Connor * Will D. Davis * John Paul Hammerschmidt
William B. Harrison, Jr. * J. M. Hessels

2. Stockholder proposal requesting preparation of employment practices report. (Management of the Company opposes this proposal.)
          [ ]   FOR       [ ]   AGAINST     [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.






DATED:                    , 1996
                                           Signature


                                           Signature, if jointly held

Dillard Department Stores, Inc.
Post Office Box 486
Little Rock, Arkansas  72203
Telephone No. (501) 376-5200

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints William Dillard and James E. Darr, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Class B Common Stock of Dillard Department Stores, Inc., held of record by the undersigned on March 29, 1996, at the annual meeting of stockholders to be held on May 18, 1996, or any adjournment thereof.

1. ELECTION OF DIRECTORS.
  FOR all Class B nominees listed below         WITHHOLD AUTHORITY
  (except as marked to the contrary below) [ ]  to vote for all Class B nominees [ ]

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL
NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Class B Nominees
William Dillard * Calvin N. Clyde, Jr. * Drue Corbusier * Alex Dillard Mike Dillard * William Dillard, II * James I. Freeman
John H. Johnson * E. Ray Kemp * William H. Sutton

2. Stockholder proposal requesting preparation of employment practices report. (Management of the Company opposes this proposal.)
           [ ]  FOR           [ ]  AGAINST       [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.






DATED:                 , 1996

                                  Signature



                                  Signature, if jointly held